Exhibit 99.1    Press Release Dated May 26, 2010.

PRESS RELEASE

FOR IMMEDIATE RELEASE

May 26, 2010

For more information, please contact:

Hugh W. Mohler, President & CEO	410-427-3707

David E. Borowy, Senior Vice President & CFO	410-427-3788

BAY NATIONAL CORPORATION ANNOUNCES INTENTION TO DELIST
FROM NASDAQ

BALTIMORE, MD (May 26, 2010) Bay National Corporation (the “Company”) (NASDAQ: BAYN), the bank holding company for Bay National Bank, today announced that it has notified the NASDAQ Stock Market of its intent to voluntarily delist its common stock from the NASDAQ Capital Market and to file a Form 25, Notification of Removal from Listing and/or Registration, with the Securities and Exchange Commission on or about June 7, 2010.

This action follows the Company’s previously announced receipt of a letter from the NASDAQ Stock Market LLC on April 5, 2010, notifying the Company of its failure to meet the stockholders’ equity requirement for continued listing or the alternatives of market value of listed securities or net income from continuing operations.  Given the unlikelihood that the Company could present a plan satisfactory to NASDAQ for regaining compliance within the timeframes required under the rules of the NASDAQ Stock Market, the Company has decided to voluntarily delist from the NASDAQ Capital Market.

The Company anticipates that the last day of trading of its common stock on the NASDAQ Capital Market will be on or about June 4, 2010.  The Company anticipates that its common stock will be quoted on the OTC Bulletin Board and/or the Pink OTC Markets Inc., but cannot give assurance that its common stock will be available to be quoted on one or both markets before or after trading in the Company’s common stock on the Nasdaq Capital Market has ended.

About Bay National Bank

Headquartered in Lutherville, Maryland, Bay National Bank is a $290 million bank founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals.  It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

Forward-Looking Statements

The statement in this press release with respect to the Company’s common stock being listed on the OTC Bulletin Board and/or the Pink OTC Markets Inc. constitutes a forward-looking statement as defined by Federal securities laws.  Such statement is only a prediction based on our current expectations about future events, and there are or may be important factors that could cause our actual results to be materially different from the future results expressed or implied by such forward-looking statement.  Potential risks and uncertainties include, but are not limited to, the need for a market maker to apply to have the common stock so quoted, further deterioration in real estate values and economic conditions generally, and changes in interest rates, deposit flows and loan demand, as well as changes in competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

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